    As Filed with the Securities and Exchange Commission on October 28, 2002
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                          GENESIS HEALTH VENTURES, INC.
             (Exact name of registrant as specified in its charter)


               Pennsylvania                               06-1132947
      -------------------------------               -----------------------
      (State or Other Jurisdiction of                  (I.R.S. Employer
      Incorporation or Organization)                Identification Number)


                              101 East State Street
                            Kennett Square, PA 19348
                                 (610) 444-6350
                 (Address, including telephone number, zip code
                         of Principal Executive Offices)


                          GENESIS HEALTH VENTURES, INC.
              401(k) Plan for Collective Bargaining Unit Employees

                          GENESIS HEALTH VENTURES, INC.
                          Union Retirement Savings Plan
                            (Full title of the Plans)


                              George V. Hager, Jr.
              Executive Vice President and Chief Financial Officer
                 101 East State Street, Kennett Square, PA 19348
                                 (610) 444-6350
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                           Richard J. McMahon, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                             Philadelphia, PA 19103
                                 (215) 569-5554

                                         ---------------------------------

                                          CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                                    Proposed
                                                                     Maximum        Proposed Maximum      Amount Of
                                                Amount To Be      Offering Price   Aggregate Offering   Registration
    Title Of Securities To Be Registered       Registered (1)     Per Share (2)         Price (2)            Fee
--------------------------------------------- ------------------ ----------------- -------------------- --------------
Common Stock, par value $0.02, issuable
under the 401(k) Plan for Collective
Bargaining Unit Employees................           3,000             $13.40            $ 40,200           $ 3.70
--------------------------------------------- ------------------ ----------------- -------------------- --------------
Common Stock, par value $0.02, issued under
the Union Retirement Savings Plan........           7,000             $13.40            $ 93,800           $ 8.63
--------------------------------------------- ------------------ ----------------- -------------------- --------------
Total                                              10,000             $13.40            $134,000           $12.33
======================================================================================================================

         (1) The number of shares being registered represents the number of shares that may be acquired by (i) the 401(k) Plan for Collective Bargaining Unit Employees in connection with a participant's election to invest a portion of his or her interest in such plan in a fund that invests in the Company's common stock, par value $0.02 ("Common Stock"); and (ii) the Union Retirement Savings Plan in connection with a participant's election to invest a portion of his or her interest in such plan in a fund that invests in Common Stock.

         (2) Pursuant to Rule 457(h) of the Securities Act, based upon the average of the bid and ask price of the registrant's common stock reported on the Nasdaq National Market on October 24, 2002.

                  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant the 401(k) Plan for Collective Bargaining Unit Employees and the Union Retirement Savings Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Item 1.  Plan Information.
         -------  -----------------

                  Genesis Health Ventures, Inc. (the "Company") is filing this registration statement on Form S-8 (the "Registration Statement") in connection with the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan.

                  The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.

                  Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         Item 2.  Registration Information and Employee Plan Annual Information.
         -------  --------------------------------------------------------------

                  The Company will furnish without charge to each participant in the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan, upon the written or oral request of such person, a copy of any or all of the documents (i) incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference into the prospectus for each of the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan, and (ii) any other documents required to be delivered pursuant to Rule 428(b) promulgated by the Commission under the Securities Act. Requests should be directed to James J. Wankmiller, Secretary, Genesis Health Ventures, Inc., 101 East State Street, Kennett Square, PA 19348, telephone (610) 444-6350.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, as filed with the Securities and Exchange Commission, are incorporated by reference in this registration statement:


         o Annual Report on Form 10-K for the year ended September 30, 2001;

         o        Quarterly Report on Form 10-Q for the quarter ended December
                  31, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended March 30, 2002;

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

         o        Current Report on Form 8-K filed on July 1, 2002;

         o        Current Report on Form 8-K filed on July 29, 2002;

         o        Current Report on Form 8-K filed on August 16, 2002;

         o        Current Report on Form 8-K filed on October 4, 2002; and

         o the description of our common stock, par value $0.02 per share, contained in our Form 8-A, File No. 000-33217, filed on October 2, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, and all amendments or reports filed for the purpose of updating the description.

         All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and each of the prospectuses for the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan (other than reports furnished pursuant to Item 9 of Form 8-K) and to be part of this Registration Statement and each of the prospectuses for the Company's 401(k) Plan for Collective Bargaining unit Employees and the Company's Union Retirement Savings Plan from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and each of the prospectuses for the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and each of the prospectuses for the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan.

         All information appearing in this Registration Statement and each of the prospectuses for the Company's 401(k) Plan for Collective Bargaining Unit Employees and the Company's Union Retirement Savings Plan is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

ITEM 4.       DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Pennsylvania corporation law, Genesis' bylaws provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his or her office under Pennsylvania corporation law, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of Genesis' bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, Pennsylvania or federal law.

         Genesis' bylaws provide that Genesis must indemnify its directors and officers to the fullest extent permitted by law against expenses reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding to which they are or were a party, or are threatened to be made a party, by reason of being or having been a director or officer of Genesis, or serving or having served any other business enterprise or trust as a director, officer, employee, general partner, agent or fiduciary at Genesis' request. Genesis' bylaws also permit Genesis to indemnify any person in any situation not covered by Genesis' bylaws to the extent permitted by applicable law. However, under Genesis' bylaws, no indemnification will be provided to any of Genesis' directors or officers (i) for liabilities arising under Section 16(b) of the Exchange Act; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in self-dealing, willful misconduct or recklessness; (iii) for expenses or liabilities which have been paid directly to such person by an insurance carrier and (iv) for amounts paid in settlement of any action, suit, or proceeding without the written consent of Genesis.

         Sections 1741 through 1750 of Subchapter 17D of Pennsylvania corporation law contain provisions for mandatory and discretionary indemnification of a representative of the corporation, including, but not limited to, its directors and officers. Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (excluding derivative actions) to which any of them is a party by reason of his or her being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which an officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Under Section 1743, indemnification is mandatory to the extent that an officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 above if the appropriate standards of conduct are met.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 will be made by the corporation only as authorized in the specific case upon a determination that an officer or director met the applicable standard of conduct set forth in those sections, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer or director in defending any action or proceeding referred to in Subchapter 17D of Pennsylvania corporation law may be paid by a corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of Pennsylvania corporation law will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of its directors and officers against any liability incurred by them in their capacity as such directors or officers, whether or not the corporation would have the power to indemnify such person against that liability under the provisions of Subchapter 17D of Pennsylvania corporation law.

         Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions of Subchapter 17D to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer or director of the corporation and will inure to the benefit of the heirs and personal representative of such person.

              Genesis provides insurance coverage to its directors and officers for up to $50.0 million.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.       EXHIBITS.

    4.1* Amended and Restated Articles of Incorporation of Genesis Health Ventures, Inc.

    4.2**     Amended and Restated Bylaws of Genesis Health Ventures, Inc.

    5.1 The registrant hereby undertakes that it will submit the 401(k) Plan for Collective Bargaining Unit Employees and the Union Retirement Savings Plan (and any amendments thereto) to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the 401(k) Plan for Collective Bargaining Unit Employees and the Union Retirement Savings Plan.

   23.1       Consent of Independent Auditors.

   24.1 Power of Attorney (included on signature page of this registration statement).

   99.1 Genesis Health Ventures, Inc. 401(k) Plan for Collective Bargaining Unit Employees, including the Adoption Agreement and Basic Plan Document.

   99.2 EGTRA Amendment to the Genesis Health Ventures, Inc. 401(k) Plan for Collective Bargaining Unit Employees, including the Adoption Agreement and Basic Plan Document.

   99.3       Union Retirement Savings Plan.

   99.4       Amendment No. 1 to Union Retirement Savings Plan.

---------------------------

* Incorporated by reference to an exhibit to the Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and filed with the Securities and Exchange Commission on December 28, 2001.

** Incorporated by reference to an exhibit to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.



ITEM 9.       UNDERTAKINGS.

(a)    The undersigned registrant, hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any events or facts arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on October 28, 2002.

                         GENESIS HEALTH VENTURES, INC.


                         By:  /s/  George V. Hager, Jr.
                            ----------------------------------------------------
                            George V. Hager, Jr.
                            Executive Vice President and Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert H. Fish and George V. Hager, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of October 28, 2002.

     SIGNATURE                             TITLE(S)

/s/  Robert H. Fish
---------------------------                 Chief Executive Officer (Principal
Robert H. Fish                              Executive Officer) and
                                            Director


/s/  Michael R. Walker
---------------------------                 Chairman of the Board
Michael R. Walker

/s/  James H. Bloem
---------------------------                 Director
James H. Bloem


---------------------------                 Director
James E. Dalton, Jr.

/s/  James D. Dondero
---------------------------                 Director
James D. Dondero

/s/  Dr. Philip P. Gerbino
---------------------------                 Director
Dr. Philip P. Gerbino

/s/  Joseph A. LaNasa, III
---------------------------                 Director
Joseph A. LaNasa, III

/s/  George V. Hager, Jr.
---------------------------                 Chief Financial Officer (Principal
George V. Hager, Jr.                        Accounting Officer and Principal
                                            Financial Officer)


         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on October 28, 2002.



GENESIS HEALTH VENTURES INC. 401(K) PLAN FOR
COLLECTIVE BARGAINING UNIT EMPLOYEES

By: Genesis Health Ventures, Inc. as administrator

By:     /s/  George V. Hager, Jr.
Name:   George V. Hager, Jr.
Title:  CFO & Executive Vice President


GENESIS HEALTH VENTURES, INC. UNION RETIREMENT SAVINGS PLAN

By: Genesis Health Ventures, Inc. as administrator and primary employer

By:     /s/  George V. Hager, Jr.
Name:   George V. Hager, Jr.
Title:  CFO & Executive Vice President

INDEX TO EXHIBITS

Exhibit No.       Description of Exhibit
-----------       ----------------------

    4.1* Amended and Restated Articles of Incorporation of Genesis Health Ventures, Inc.

    4.2**     Amended and Restated Bylaws of Genesis Health Ventures, Inc.

    5.1 The registrant hereby undertakes that it will submit the 401(k) Plan for Collective Bargaining Unit Employees and the Union Retirement Savings Plan (and any amendments thereto) to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the 401(k) Plan for Collective Bargaining Unit Employees and the Union Retirement Savings Plan.

   23.1       Consent of Independent Auditors.

   24.1 Power of Attorney (included on signature page to this registration statement).

   99.1 Genesis Health Ventures, Inc. 401(k) Plan for Collective Bargaining Unit Employees, including the Adoption Agreement and Basic Plan Document.

   99.2 EGTRA Amendment to the Genesis Health Ventures, Inc. 401(k) Plan for Collective Bargaining Unit Employees, including the Adoption Agreement and Basic Plan Document.

   99.3       Union Retirement Savings Plan.

   99.4       Amendment No. 1 to Union Retirement Savings Plan.

---------------------------

* Incorporated by reference to an exhibit to the Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and filed with the Securities and Exchange Commission on December 28, 2001.

** Incorporated by reference to an exhibit to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.